Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To The Board of Directors of
China Advanced Construction Materials Group, Inc

We consent to the use of our report dated September 28, 2010, with respect to the consolidated balance sheet of China Advanced Construction Materials Group, Inc as of June 30, 2010 and the related consolidated statements of income, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended June 30, 2010 which report appeared in the June 30, 2010 annual report on Form 10-K of China Advanced Construction Materials Group, Inc.

/S/ Frazer Frost, LLP

Brea, California

September 23, 2011